Exhibit 10.7

DXC TECHNOLOGY COMPANY

2017 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (“Agreement”) is made and entered into as of the date indicated on the signature page hereto (the “Grant Date”) by and between DXC Technology Company, a Nevada corporation (the “Company”), and the non-employee director of the Company executing this Agreement (the “Director”).

WHEREAS, pursuant to the Company’s 2017 Non-Employee Director Incentive Plan (the “Plan”), the Company is authorized to grant awards to directors of the Company who are not employees of the Company or any of its subsidiaries;

WHEREAS, such awards may include restricted stock units with respect to shares of the common stock of the Company (the “Common Stock”); and

WHEREAS, the Company desires to grant to the Director, and the Director desires to accept, a restricted stock unit upon the terms and conditions set forth herein, which terms and conditions have been approved by the Board;

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants set forth herein, the parties hereto hereby agree as follows:

1.    Grant of RSUs. The Company hereby grants as of [GRANT DATE] to the Director, and the Director hereby accepts, [# GRANTED] restricted stock units upon the terms and conditions set forth in this Agreement (the “RSUs”). Each RSU represents the right to receive a share of Common Stock upon settlement of the RSU (each, an “RSU Share” and collectively, the “RSU Shares”), subject to the terms and conditions hereof.

2.    Adjustment of RSU Shares. If the outstanding securities of the class then subject to the RSUs are increased, decreased or exchanged for or converted into cash, property and/or a different number or kind of securities, or if cash, property and/or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Administrator (as defined in the Plan) shall make appropriate and proportionate adjustments, as of the date of such transaction, in the number and type of shares or other securities or cash or other property that are thereafter subject to the RSUs.

3.    Nontransferability of RSUs. Neither the RSUs nor any interest therein may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner other than by will or the laws of descent and distribution.

4.    Plan. The RSUs are granted pursuant to the Plan, as in effect on the Grant Date, and is subject to all the terms and conditions of the Plan, as the same may be amended from time to time; provided, however, that no such amendment shall deprive the Director, without his or her consent, of the RSUs or of any of the Director’s rights under this Agreement. The interpretation and construction by the Board of the Plan and this Agreement shall be final and binding upon the Director.

5.    Stockholder Rights. No person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any of the RSU Shares until the settlement of the RSUs in accordance with the provisions of this Agreement.

6.    Successors. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, on the one hand, and the Director and his or her heirs, beneficiaries, legatees and personal representatives, on the other hand.

7.    Entire Agreement; Amendments and Waivers. This Agreement embodies the entire understanding and agreement of the parties with respect to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not stated or incorporated by reference herein, shall bind either party hereto. None of the terms and conditions of this Agreement may be amended, modified, waived or canceled except by a writing, signed by the parties hereto specifying such amendment, modification, waiver or cancellation. A waiver by either party at any time of compliance with any of the terms and conditions of this Agreement shall not be considered a modification, cancellation or consent to a future waiver of such terms and conditions or of any preceding or succeeding breach thereof, unless expressly so stated.

8.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada applicable to contracts made and performed entirely within such state.

9.    Settlement of RSUs.

(a)    Except as otherwise provided in this Agreement, the Company shall settle the RSUs by delivering the RSU Shares and the Dividend Equivalents (as hereinafter defined) to the Director (or after the Director’s death, to the beneficiary designated by the Director for such purpose) on earlier of (i) the one-year anniversary of the Grant Date, or (ii) the date of the Company’s first Annual Meeting of Stockholders held after the Grant Date. Alternatively, settlement of the RSUs may be deferred until such time as the Director shall have elected pursuant to the Director’s election with respect thereto made on or prior to the later of (i) December 31 of the year preceding the Grant Date or (ii) 30 days after the date upon which the Director first became a director of the Company (but only with respect to the pro-rata portion of the RSUs relating to services to be performed after the election date). For purposes of the preceding sentence, if the Director was a director of CSC immediately prior to the CSC Merger, the Director shall be deemed to have become a director of the Company on the date on which he or she first became a director of CSC. Notwithstanding any other provision in this Agreement to the contrary, if the Director ceases to be a director of the Company before the earlier of the one-year anniversary of the Grant Date or the date of the Company’s first Annual Meeting of Stockholders held after the Grant Date, then the RSUs shall terminate, unsettled, on the Director’s termination date.

(b)    For purposes of this Agreement, the term “Dividend Equivalents” shall mean, with respect to each RSU Share being delivered by the Company upon settlement of the RSUs, an amount in cash equal to the aggregate amount of all regular cash dividends paid on a share of Common Stock during the period between the Grant Date and the date of such settlement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Grant Date indicated below.

DIRECTOR	DXC TECHNOLOGY COMPANY

[Name] [Acceptance Date]	Name: Title:

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